U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 5

              ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

|_| Check this box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

|_| Form 3 Holdings Reported

|_| Form 4 Transactions Reported

================================================================================
1. Names and Address of Reporting Person*

   English, Lawrence P.
--------------------------------------------------------------------------------
   (Last)                (First)                 (Middle)

                           c/o QuadraMed Corporation
                                 22 Pelican Way
--------------------------------------------------------------------------------
                                    (Street)

   San Rafael            CA                      94901
--------------------------------------------------------------------------------
   (City)                (State)                 (Zip)

--------------------------------------------------------------------------------
2. Issuer Name and Ticker or Trading Symbol

   QuadraMed Corporation - QMDC
--------------------------------------------------------------------------------
3. IRS Identification Number of Reporting Person, if an entity (Voluntary)


--------------------------------------------------------------------------------
4. Statement for Month/Year

   12/2001
--------------------------------------------------------------------------------
5. If Amendment, Date of Original (Month/Year)


--------------------------------------------------------------------------------
6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   |X|   Director                             |_|   10% Owner
   |X|   Officer (give title below)           |_|   Other (specify below)
         ____________________
--------------------------------------------------------------------------------
7. Individual or Joint/Group Filing (Check Applicable Line)

    |X|  Form filed by One Reporting Person
    |_|  Form filed by More than One Reporting Person

================================================================================

* If the Form is filed by more than one Reporting Person, see Instruction
4(b)(v).

--------------------------------------------------------------------------------
     TABLE 1 -- Non-Derivative Securities Beneficially Owned
--------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
                                                                                                 5.             6.
                                                                 4.                              Amount of      Owner-
                                                                 Security Acquired (A) or        Securities     ship
                                                                 Disposed of (D)                 Beneficially   Form:     7.
                                                                 (Instr. 3, 4 and 5)             Owned at End   Direct    Nature of
                                      2.            3.           -----------------------------   of Issuer's    (D) or    Indirect
1.                                    Transaction   Transaction              (A)                 Fiscal Year    Indirect  Beneficial
Title of Security                     Date          Code         Amount      or     Price        (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)    (Instr. 8)               (D)                 and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          06/08/01       A           150,000     A      $0.00        250,000        D
------------------------------------------------------------------------------------------------------------------------------------


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

--------------------------------------------------------------------------------
 Table 2 -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)
--------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
                                                                                                          9.         10.
                                                                                                          Number     Owner-
                                                                                                          of         ship
                    2.                                                                                    Deriv-     Form of
                    Conver-                    5.                              7.                         ative      Deriv-  11.
                    sion                       Number of                       Title and Amount           Secur-     ative   Nature
                    or                         Derivative    6.                of Underlying     8.       ities      Secur-  of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-      ity:    In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially   Direct  direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned      (D) or  Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)           Amount   ative    at End     In-     ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------           or       Secur-   of         direct  Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-           Number   ity      Month      (I)     ship
Security            Secur-   Day/     ------   ------------  Exer-    tion              of       (Instr.  (Instr.    (Instr. (Instr.
(Instr. 3)          ity      Year)    Code     (A)   (D)     cisable  Date     Title    Shares   5)       4)         4)      4)
------------------------------------------------------------------------------------------------------------------------------------
1,000,000  D
------------------------------------------------------------------------------------------------------------------------------------


Explanation of Responses:



Date: 02/14/2002                      /s/ Lawrence P. English
                                      ------------------------------------------
                                      Name:  Lawrence P. English


** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, See Instruction 6 for procedure.